Exhibit 5.1

Gibson, Dunn & Crutcher LLP

200 Park Avenue
New York, NY 10166-0193
Tel 212.351.4000
www.gibsondunn.com
November 5, 2010
Zayo Group, LLC
Zayo Capital, Inc.
400 Centennial Parkway
Suite 200
Louisville, CO 80027

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-4 (the “Registration Statement”) of Zayo Group, LLC, a Delaware limited liability company (“Zayo Group”), Zayo Capital Inc., a Delaware corporation (“Zayo Capital”, and together with Zayo Group, the “Companies”) and certain direct and indirect wholly-owned subsidiaries of Zayo Group listed as co-registrants thereto (such subsidiaries, the “Guarantors”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Companies of up to $350,000,000 aggregate principal amount of their Companies’ 10.25% Senior Secured First Priority Notes due 2017 (the “Exchange Notes”) and the guarantees of the Companies’ payment obligations under the Exchange Notes by the Guarantors (the “Guarantees”).
The Exchange Notes will be offered in exchange for a like principal amount of the Companies’ outstanding 10.25% Senior Secured First Priority Notes due 2017 (the “Outstanding Notes”).
The Exchange Notes and the Guarantees will be issued pursuant to the Indenture, dated as of March 12, 2010 (the “Base Indenture”), among the Companies, the Guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 13, 2010 (the “First Supplemental Indenture”), between Zayo Fiber Solutions, LLC, a Delaware limited liability company, and the Trustee, the Second Supplemental Indenture, dated as of

Zayo Group, LLC
Zayo Capital, Inc.
November 5, 2010

September 20, 2010 (the “Second Supplemental Indenture”), among the Companies, the Guarantors party thereto and the Trustee, and the Third Supplemental Indenture, dated as of November 5, 2010 (the “Third Supplemental Indenture”), between American Fiber Systems Holding Corp., a Delaware corporation, American Fiber Systems, Inc., a Delaware corporation, and the Trustee (such Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”). The Exchange Notes, the Guarantees and the Indenture (collective, the “Documents”) are governed by the laws of the State of New York.
In arriving at the opinions expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture and such other documents, corporate records, certificates of officers of the Companies and the Guarantors and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render these opinions. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Companies, the Guarantors and others. In our examination, we have assumed without independent investigation that the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency, the documents submitted to us as originals are authentic, and the documents submitted to us as copies conform to the originals.
We are not admitted to practice law in the State of Tennessee. Therefore, we have relied upon the opinion of Bradley, Arant Boult Cummings LLP, filed as exhibits to the Registration Statement, with respect to matters governed by the laws of Tennessee.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:
     1. With respect to the Exchange Notes, when the Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of each of the Companies.
     2. With respect to the Guarantees, when the Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, and the Guarantee is executed by each Guarantor, each Guarantor’s Guarantee will constitute a valid and binding obligation of such Guarantor.

Zayo Group, LLC
Zayo Capital, Inc.
November 5, 2010

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:
     A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We are not admitted to practice in the State of Delaware, however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Act as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws, or the interpretations thereof, or such facts.
     B. Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     C. We express no opinion regarding (i) the effectiveness of any waiver of stay, extension, or usury laws or any unknown future rights; (ii) the effectiveness of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation, or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws; (iv) any provisions of the Documents that may be construed as penalties or forfeitures; or (v) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, indemnities, and expenses) to the extent they are construed to be independent.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not

Zayo Group, LLC
Zayo Capital, Inc.
November 5, 2010

thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP